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                                                                    EXHIBIT 8(1)


                      WINTHROP, STIMSON, PUTNAM & ROBERTS

                             ONE BATTERY PARK PLAZA

                            NEW YORK, NY 10004-1490

                            Telephone: 212-858-1000
                              Telefax: 212-858-1500
                              Telex: 62854 WINSTIM


                                 July 19, 1994





Arrow Electronics, Inc.
AFG Acquisition Company
25 Hub Drive
Melville, New York  11747

Gentlemen:

                 You have requested our opinion as to the federal income tax consequences to Arrow Electronics, Inc., a New York corporation ("Parent"), Gates/FA Distributing, Inc., a Delaware corporation (the "Company"), and the shareholders of the Company, resulting from the consummation of the merger (the "Merger") of AFG Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), with and into the Company pursuant to the Agreement and Plan of Merger, dated as of June 24, 1994, by and among Parent, Sub and the Company (the "Merger Agreement"). As counsel to Parent, we have assisted in the preparation of the Proxy Statement to be used in connection with the Merger, including the description of certain federal income tax consequences resulting therefrom contained therein under the heading "Certain Federal Income Tax Consequences of the Merger."
                 Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement or in the certificates dated July 19, 1994 delivered to us by Parent, the Company and Sub for purposes of this opinion
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containing certain representations of Parent, the Company and Sub (the
"Officer's Certificates"). All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").
                 Pursuant to the Merger Agreement, (i) the separate existence of Sub shall cease, Sub shall be merged with and into the Company and the Company will become a wholly-owned subsidiary of Parent, (ii) each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Company Common Stock, (iii) each share of Company Common Stock owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Sub or any wholly-owned subsidiary of the Company or Parent shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered as consideration in exchange therefor, (iv) all shares of Parent Common Stock, if any, owned by the Company shall be unaffected by the Merger, (v) subject to
Section 2.2(e) of the Merger Agreement, each issued and outstanding share of Company Common Stock (other than shares to be canceled as described above) shall be converted into the right to receive the number of shares of Parent Common Stock equal to a fraction the numerator of which is $22.50 and the denominator of which is the average closing price on the New York Stock Exchange, Inc. of one share of Parent Common Stock over the twenty-day trading period ending two trading days before the Closing Date, (vi) each share of Parent Common Stock issued pursuant to the Merger shall entitle the holder thereof to the




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corresponding number of rights to purchase shares of Participating Preferred
Stock of Parent pursuant to the Rights Agreement dated as of March 2, 1988, as amended, between Parent and Chemical Bank (formerly Manufacturers Hanover Trust Company), as Rights Agent, and (vii) the stockholders of the Company shall receive cash in lieu of fractional interests in Parent Common Stock to which they would otherwise be entitled.
                 The description referred to in the first paragraph hereof, and our opinion as stated herein, are based upon and subject to (i) the Merger being effected in the manner described in the Proxy Statement and in accordance with the provisions of the Merger Agreement, (ii) the accuracy of the representations made to us by Parent, the Company and Sub in their respective Officer's Certificates, which representations shall, by the terms of such Officer's Certificates, be true and correct at all times through the Effective Time of the Merger except to the extent we have received written notification to the contrary from the appropriate officer, (iii) the accuracy of the representations made to us by Dennis Gates and Cheyenne Software, Inc. ("Cheyenne") in the Continuity of Interest Certificates dated July 19, 1994, which representations shall, by the terms of such Continuity of Interest Certificates, be true and correct at all times through the Effective Time of the Merger except to the extent we have received written notification to the contrary from Dennis Gates or Cheyenne, (iv) the accuracy and completeness of the statements concerning the Merger set forth in the Proxy Statement, including the purposes of the Company for consummating





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the Merger, and (v) the accuracy of the statements concerning the Merger that have come to our attention during our engagement.
              Based on our examination of the foregoing items and subject to the limitations set forth herein, we are of the opinion that for federal income tax purposes:
              (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and Parent, the Company and Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code;
             (ii) no gain or loss will be recognized by Parent, the Company or Sub in the Merger;
            (iii) no gain or loss will be recognized by the stockholders of the Company upon their receipt of Parent Common Stock in exchange for their Company Common Stock, except that stockholders who receive cash in lieu of fractional interests in Parent Common Stock will recognize gain or loss equal to the difference between such cash proceeds and the tax basis allocated to their fractional share interests, and such gain or loss will constitute capital gain or loss if their Company Common Stock is held as a capital asset at the Effective Time;
             (iv) the tax basis of the shares of Parent Common Stock (including fractional share interests) received by the stockholders of the Company will be the same as the tax basis of their Company Common Stock exchanged therefor; and
              (v) the holding period of Parent Common Stock in the hands of the Company stockholders will include the holding





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period of their Company Common Stock exchanged therefor, provided such Company
Common Stock is held as a capital asset at the Effective Time.
                 This opinion does not address state, local or foreign tax consequences that may result from the Merger. In addition, no opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.
                 This opinion has been delivered to you in accordance with
Section 6.2(b) of the Merger Agreement. We hereby consent to (i) the filing of this opinion with the SEC as an exhibit to the S-4 and (ii) the reference to our firm under the heading "Certain Federal Income Tax Consequences of the Merger" in the Proxy Statement which constitutes part of the S-4. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                       Very truly yours,


                                       Winthrop, Stimson, Putnam & Roberts





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